Exhibit 21


                               NPC International, Inc.
                                List of Subsidiaries


          Romacorp, Inc.
            Roma Systems, Inc.
            Roma Franchising Corporation
            Roma Huntington Beach, Inc.
            Roma Fort Worth, Inc.
          Seattle Restaurant Equipment Company